Exhibit 10.11
LIBERTY GLOBAL, INC.
SENIOR EXECUTIVE
PERFORMANCE INCENTIVE PLAN
ARTICLE I
GENERAL
Section 1.1 Purpose.
     The purpose of the Liberty Global, Inc. Senior Executive Performance Incentive Plan (the “Plan”) is to benefit and advance the interests of the Company and its stockholders by providing performance-based incentives to selected executive officers of the Company, its subsidiaries and divisions that are designed to foster the following goals: (a) focus the senior executive team upon achieving superior operating performance; (b) supplement the equity awards currently held by the members of the senior executive team and (c) ensure stability of the senior executive team by providing a five-year retention incentive.
     The Plan is being adopted pursuant to Article X of the Liberty Global, Inc. 2005 Incentive Plan (the “LGI Incentive Plan”). Awards made hereunder shall constitute Performance Awards within the meaning of the LGI Incentive Plan and are intended to be granted and administered in a manner designed to preserve the deductibility of the compensation resulting from such award in accordance with Section 162(m) of the Code.
Section 1.2 Definitions.
     Capitalized terms not defined in this Plan have the meanings ascribed thereto in the LGI Incentive Plan. Certain terms used herein have definitions given to them in the first place in which they are used. In addition, the following terms have the following meanings:
     “Annual Performance Rating” means the performance rating ranging from 1 (unsatisfactory) to 5 (outstanding) received by a Participant from his or her supervisor or, in the case of the Chief Executive Officer, the Committee during the Company’s Annual Performance Review Process. The performance rating received by a Participant who is an executive officer of the Company, other than the Chief Executive Officer, will be subject to review and approval by the Committee.
     “Approved Transaction” means any transaction in which the Board (or, if approval of the Board is not required as a matter of law, the stockholders of the Company) shall approve (i) any consolidation or merger of the Company, or binding share exchange, pursuant to which shares of Common Stock of the Company would be changed or converted into or exchanged for cash, securities, or other property, other than any such transaction in which the common stockholders of the Company immediately prior to such transaction have the same proportionate ownership of the common stock of, and voting power with respect to, the surviving corporation immediately after such transaction, (ii) any merger, consolidation or binding share exchange to which the Company is a party as a result of which the persons who are common stockholders of the Company immediately prior thereto have less than a majority of the combined voting power of the outstanding capital stock of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors immediately following such merger, consolidation or binding share exchange, (iii) the adoption of any plan or proposal for the liquidation or dissolution of the Company, or (iv) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company.
     “Board Change” means, during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board cease for any reason to constitute a majority thereof unless the election, or the nomination for election, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.
     “Cause” for termination of a Participant’s employment with the Company or a Subsidiary of the Company prior to an Approved Transaction, Board Change or Control Purchase, has the meaning ascribed thereto in the applicable Participant’s employment agreement or, in the absence thereof, shall include each of the following, without limitation, insubordination, dishonesty, incompetence, moral turpitude, other misconduct of any kind or the refusal by the Participant to perform his or her duties and responsibilities for any reason other than illness or incapacity. After an Approved Transaction, Board Change or Control Purchase, “Cause” for termination of employment shall mean only a felony conviction for fraud, misappropriation or embezzlement.
     “Committee” means the Compensation Committee of the Board and any successor thereto.
     “Company” means Liberty Global, Inc., a Delaware corporation, and any successor thereto.
     “Control Purchase” means any transaction (or series of related transactions) in which any person (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), corporation or other entity (other than the Company, any Subsidiary of the Company or any employee benefit plan sponsored by the Company or any Subsidiary of the Company) shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Rule 13d-3(d) under the Exchange Act in the case of rights to acquire the Company’s securities), other than in a transaction (or series of related transactions) approved by the Board. For purposes of this definition, “Exempt Person” means each of (a) the Chairman of the Board, the President and each of the directors of the Company as of June 15, 2005, and (b) the respective family members, estates and heirs of each of the persons referred to in clause (a) above and any trust or other investment vehicle for the primary benefit of any of such persons or their respective family members or heirs. As used with respect to any person, the term “family member” means the spouse, siblings and lineal descendants of such person.
     “Discount Rate” means a rate equal to the U.S. Federal statutory short-term rate or mid-term rate, as applicable for a debt instrument of equivalent duration, each as defined in Section 1274(d) of the Code and found in the applicable month’s Revenue Ruling published in the Internal Revenue Bulletin.
     “Earned Award” means the amount of the Award, not in excess of his or her Maximum Award, that following the completion of the Performance Period a Participant is determined in accordance with Section 2.2 to be eligible to receive, subject to reduction, forfeiture or acceleration during the Service Period in accordance with Section 3.2 and Article IV, as applicable.
     “Good Reason” for a Participant to resign from his or her employment with the Company and its Subsidiaries means that any of the following occurs, is not consented to by such Participant and, except for purposes of Section 4.3(b), is not the result of such Participant’s poor performance:
     (i) any reduction in the Participant’s annual rate of base salary;
     (ii) any action by the Company that materially reduces the Participant’s benefits under any employee benefit plan in which he or she was participating prior to such action, unless the action adversely affects other Participants generally or those Participants in the same tax jurisdiction as such Participant generally or such Participant’s peer group generally;
     (iii) the material diminution of the Participant’s official position or authority, but excluding isolated or inadvertent action not taken in bad faith that is remedied promptly after notice; or
     (iv) the Company requires the Participant to relocate his/her principal business office to a different country.
     For purposes of Section 4.3(b), for a Participant’s Termination of Employment to constitute resignation for Good Reason, the Participant must notify the Committee in writing within 30 days of the occurrence of such event that Good Reason exists for resignation, the Company must not have taken corrective action within 60 days after such notice is given so that Good Reason for resignation ceases to exist, and the Participant must terminate his or her employment with the Company and its Subsidiaries within six months after such notice is given or such longer period as may be required by the provisions of any employment agreement or other contract or arrangement with the Company or its Subsidiaries to which such Participant is a party.
     “Maximum Award” means the maximum amount of the Award that a Participant will be eligible to receive subject to the terms and conditions of the Plan as established by the Committee for each Participant.
     “NEO” means the Company’s Chief Executive Officer and each other Participant who is one of the five most highly compensated executive officers of the Company other than the Chief Executive Officer, at the end of the Performance Period or at such other date as is specified herein.
     “OCF” for any year of any entity or business means revenue less operating, selling, general and administrative expenses (excluding stock-based compensation, depreciation and amortization, impairment charges and restructuring charges or credits, and gains and losses on the disposition of long-lived assets) of such entity or business for such year on a consolidated or combined basis as applicable. If as a result of changes in U.S. GAAP affecting financial statements of the Company for any year included in the Performance Period, the Company revises its definition of operating cash flow for external reporting purposes, then the definition of OCF herein will be automatically amended for all purposes of this Plan to incorporate such changes. By way of example, if U.S. GAAP were to be changed such that direct acquisition costs were required to be expensed as incurred, as currently contemplated by the Financial Accounting Standards Board’s Business Combination project, such costs would be excluded in calculating OCF.
     “Participant” shall mean those executive officers of the Company, its subsidiaries and divisions as the Committee shall designate to participate in the Plan.
     “Performance Period” means the period from January 1, 2007 through December 31, 2008.
     “Regulations” means the rules and regulations under the Code or a specified section of the Code, as applicable.
     “Series A Common Stock” means the Series A common stock, par value $.01 per share, of the Company.
     “Series C Common Stock” means the Series C common stock, par value $.01 per share, of the Company.
     “Service Period” means the period from January 1, 2009 through December 31, 2011.
     “Termination of Employment” means the applicable Participant has ceased employment with the Company and its Subsidiaries for any reason. Whether any leave of absence constitutes a Termination of Employment will be determined by the Committee subject to Section 11.12(c) of the LGI Incentive Plan. Transfers of employment among the Company and its Subsidiaries shall not be considered a Termination of Employment.
     “U.S. GAAP” means generally accepted accounting principles applicable to the Company as in effect from time.
Section 1.3 Administration.
     The Committee shall administer this Plan. All Committee decisions shall be binding and conclusive on Participants. Subject to the express terms of this Plan and the requirements of Section 162(m) of the Code and the Regulations applicable to qualified performance-based compensation for the NEOs, the Committee shall have the authority to:
     (a) Select the Participants;
     (b) Determine the Maximum Award for each Participant;
     (c) Determine whether the performance objectives have been achieved and the level of achievement;
     (d) Determine the amount of the Earned Award for each Participant and the method or methods of payment; and
     (e) Establish, amend and rescind policies and procedures to administer the Plan from time to time; interpret the Plan and make all necessary or advisable decisions with respect to the Plan.
     Decisions made by the Committee in the exercise of its discretion hereunder may vary by Participant.
ARTICLE II
AWARDS
Section 2.1 Limitation on Awards.
     The aggregate amount of the Maximum Awards allocated to Participants under the Plan shall not exceed $313.5 million. Participants in the Plan will not be eligible for grants of equity Awards under the LGI Incentive Plan during the Performance Period, but will continue to be eligible for grants of annual Cash Awards under the LGI Incentive Plan subject to the limits specified in Section 4.1 of the LGI Incentive Plan on Cash Awards. Notwithstanding the foregoing, the Committee may in its discretion grant an equity Award to a Participant whose employment by the Company and its Subsidiaries first commences after January 1, 2007, in connection with and as an inducement to such employment.

Section 2.2 Performance Objectives.
     (a) Base Objectives. Subject to the other provisions of this Plan, for a Participant to earn any portion of his or her Maximum Award, 2008 OCF as compared to 2006 OCF must yield a compound annual growth rate over the two-year Performance Period (“OCF CAGR”) of no less than 12% and, with respect to any Participant other than an NEO, the Participant must not have received an Annual Performance Rating of less than 3.0 for any year during the Performance Period (the “Base Objectives” or “Base Objective”, as applicable).
     (b) Calculation of Earned Award.
          (i) Subject to the other provisions of this Plan, including, without limitation, Section 2.2(d), if the Base Objectives are met for a Participant other than an NEO, then the amount of the Earned Award of such Participant will initially be determined by multiplying his or her Maximum Award by the applicable percentage (“AP”) determined in accordance with the table below (with the AP for OCF CAGRs in between the OCF CAGRs shown in the table determined by interpolation):

OCF CAGR	AP
17%	100%
16%	95%
15%	80%
14%	65%
13%	55%
12%	50%
     Notwithstanding the foregoing, the Committee may in its discretion reduce the amount of the Earned Award initially so determined for any Participant who received less than a 4.0 Annual Performance Rating for any year in the Performance Period.
          (ii) Subject to the other provisions of this Plan, if the Base Objective is met for an NEO, the amount of the Earned Award of such NEO will be 100% of his or her Maximum Award or such lower percentage thereof as the Committee may determine in its sole discretion, taking into account the OCF CAGR achieved and such other factors as the Committee deems relevant (including the provisions of Section 2.2(d)), but not below the AP applied generally to the Maximum Awards of other Participants who received Annual Performance Ratings of 4.0 or better for each year in the Performance Period except in the case of an NEO who received less than a 4.0 Annual Performance Rating for any year in the Performance Period. Notwithstanding the foregoing, the Committee may, in its discretion, reduce the percentage of such NEO’s Maximum Award that would otherwise be earned to zero if the Annual Performance Rating received by such NEO for any year during the Performance Period was less than 3.0.

     (c) 2006/2008 Adjusted OCF. In determining 2006 Adjusted OCF and 2008 Adjusted OCF, the Company’s OCF for the year ended December 31, 2006 (“2006 OCF”) and for the year ended December 31, 2008 (“2008 OCF”) will be adjusted as provided below:
          (i) The same foreign currency exchange rates will be applied in each year in converting revenue and expenses denominated in foreign currencies to U.S. dollars.
          (ii) In the event of changes in U.S. GAAP accounting principles during the Performance Period that are not otherwise taken into account in the definition of OCF in Section 1.2, appropriate adjustments will be made to 2006 OCF for comparability with the principles applied to the determination of 2008 OCF.
          (iii) Subject to the remaining provisions of this Section 2.2(c), 2006 OCF will be adjusted for acquisitions (including changes in ownership that result in consolidation of an entity for financial reporting purposes) of entities or businesses (each, an “acquired entity”) that were or are first reflected in the Company’s OCF in 2006 or 2007 (other than Excluded Acquisitions, as defined below) to include the 2006 pre-acquisition OCF of such acquired entity (translated into U.S. dollars in accordance with clause (i) above) to the same extent that the 2008 post-acquisition OCF of such acquired entity is included in 2008 OCF and otherwise on the same basis as the Company currently rebases OCF for public disclosure purposes. Notwithstanding the foregoing, if the acquired entity has estimated OCF of less than $1 million for the 12-month period prior to the acquisition and the Company has been unable to obtain reliable historical financial information of such acquired entity for purposes of the 2006 OCF adjustment after reasonable efforts, then no adjustments to 2006 OCF will be made for such acquisition. To the extent significant, the OCF obtained from the historical financial information of an acquired entity for purposes of adjusting 2006 OCF will be adjusted for the effects of purchase accounting or other adjustments to conform to U.S. GAAP or correct errors in the pre-acquisition financial statements.
          (iv) 2006 OCF and 2008 OCF will be adjusted, as applicable and without duplication, to eliminate amounts attributable to (x) the Company’s consolidated broadband operations in Belgium and (y) entities or businesses disposed of during the Performance Period (including changes in ownership that result in deconsolidation of an entity for financial reporting purposes). For purposes of determining the amounts to be eliminated in the case of clause (x), the guidelines approved by the Committee will be followed. The adjustments pursuant to clause (y) will be made on the same basis as the Company currently rebases OCF for dispositions for public disclosure purposes, unless the Company’s consolidated financial statements for the relevant year have been restated to reflect such disposed entity or business as discontinued operations.
          (v) 2008 OCF will also be adjusted (without duplication) to eliminate the estimated amounts attributable to (x) any acquired entity whose OCF is first reflected in 2008 OCF and (y) any acquired entity that is an Excluded Acquisition. For purposes of determining the estimated amounts to be eliminated from 2008 OCF pursuant to this clause (v), the guidelines approved by the Committee will be followed.
          (vi) “Excluded Acquisitions” for purposes of this Section 2.2(c) means (A) any acquired entity the primary operations of which consist of the provision of broadband services in a country in which the Company has consolidated broadband operations at December 31, 2006 if such acquired entity’s OCF is more than 85% of the combined pro-forma OCF of such acquired entity and the Company’s existing broadband operations in such country, (B) an acquired entity whose primary operations are in a country in which the Company does not have consolidated broadband operations at December 31, 2006, provided, however, that if such acquired entity’s primary operations consist of the provision of programming channels or services (whether owned or represented) to distributors (whether such distributors are third parties or related parties) and the Company has consolidated programming operations in such country at December 31, 2006, then such acquired entity will not be an Excluded Acquisition pursuant to this clause (B), and (C) any acquired entity the primary operations of which are neither the provision of broadband services, nor the provision of programming channels or services to distributors. “Broadband” services or operations for purposes hereof include the ownership or operation of one or more of a cable system; a multi-channel, multi-point microwave distribution system; a direct-to-home satellite distribution system; a DSL, ADSL, xDSL or equivalent system; a fiber-to-the-home system; or a WiMax or other wireless broadband system.
          (vii) If the Base Objective has been achieved, then to the extent consistent with the requirements of Section 162(m,) the Committee will have the discretion in determining the OCF CAGR that has been achieved to modify the methods specified above for adjusting 2006 OCF and 2008 OCF for acquisitions and Excluded Acquisitions and to make such other adjustments to 2006 OCF or 2008 OCF as it deems appropriate for the occurrence of unusual or extraordinary events that in the Committee’s judgment have had the effect of distorting the OCF CAGR.
     (d) Additional Objectives. With respect to any Excluded Acquisition, the Committee and the Company’s Chief Executive Officer may agree to performance objectives that must be achieved with respect to the acquired entity for purposes of determining the percentage of the Maximum Award that has been earned by each Participant other than an NEO, and that may be considered in the discretion of the Committee for purposes of determining the Earned Award of an NEO under Section 2.2(b)(ii). Such performance objectives will be in addition to, and not in lieu of, the Base Objectives and the requirements specified in Section 2.2(b). Such additional performance objectives may have the effect of reducing, but may not have the effect of increasing, the percentage of the Maximum Award that would have been earned in accordance with Section 2.2(b) in the absence of such additional performance objectives. Further, such additional performance objectives will not affect the determination of whether the Base Objectives have been achieved, which determination shall be made solely in accordance with Section 2.2(a).

2.3 Certification of Achievement.
     Prior to making any payment with respect to an Earned Award, the Committee shall certify that the Base Objectives and other performance requirements set forth in or established pursuant to Section 2.2 for determination of the amount of the Earned Award have been met in the manner required for qualified performance-based compensation within the meaning of Section 162(m) of the Code and the Regulations. The Committee may, but shall not be obligated to, engage an independent accounting firm to perform agreed upon procedures to verify the calculation of 2006 Adjusted OCF, 2008 Adjusted OCF and the resulting OCF CAGR and any additional quantifiable performance objectives that may be established with respect to Excluded Acquisitions.
ARTICLE III
TIMING AND METHOD OF PAYMENT
Section 3.1 Method of Payment of Earned Awards.
     The amount of a Participant’s Earned Award may be paid in (i) cash, (ii) shares of Series A Common Stock and Series C Common Stock (“Unrestricted Plan Shares”), (iii) Restricted Shares of Series A Common Stock and Series C Common Stock (“Restricted Plan Shares”) or (iv) any combination of the foregoing, as the Committee may elect from time to time. The Committee’s exercise of its discretion with respect to the method or methods of payment may vary by Participant. To the extent cash is elected at any time as the payment method, such election shall be limited as necessary so that the amount of cash paid to a Participant during any calendar year with respect to his or her Earned Award and any other Cash Awards of such Participant under the LGI Incentive Plan does not exceed the limits specified in Section 4.1 of the LGI Incentive Plan. If Unrestricted Plan Shares or Restricted Plan Shares are elected at any time as the payment method, (x) the Unrestricted Plan Shares or Restricted Plan Shares so awarded to any Participant shall be allocated between Series A Common Stock and Series C Common Stock in as nearly as practicable the same proportion as the outstanding shares of Series A Common Stock and Series C Common Stock reflected in the Company’s most recently filed periodic report with the Securities and Exchange Commission, and (y) such election shall be limited as necessary so that the Unrestricted Plan Shares and Restricted Plan Shares so awarded to any Participant, together with any other Awards to the same Participant under the LGI Incentive Plan in the same calendar year, shall not exceed the limits specified in Section 4.1 of the LGI Incentive Plan. In the event that the limits of Section 4.1 of the LGI Incentive Plan would be exceeded as the result of the occurrence of any acceleration event referred to in Article IV hereof and cannot be satisfied by election of a different combination of payment methods to the extent permitted by Article IV, then payment of the excess amount shall be deferred to the first business day of the following calendar year.

Section 3.2 Timing of Payments.
     Subject to the remaining provisions of this Section 3.2 and the provisions of Section 3.3 and Article IV, a Participant’s Earned Award will be payable in six equal semi-annual installments of the amount of the Earned Award on each March 31 and September 30, commencing March 31, 2009 and ending September 30, 2011 (each, a “Payment Date”). If any portion of the amount payable on a Payment Date is to be paid in Unrestricted Plan Shares, the number of whole shares issuable (and the amount of cash payable in lieu of any fractional shares) shall be determined on the basis of the Fair Market Value of the applicable series of Common Stock on such Payment Date. The Committee may elect prior to the initial Payment Date or any Payment Date thereafter to pay all or any portion of the Earned Award or the unpaid balance thereof, as applicable, in Restricted Plan Shares. Any portion of the Earned Award paid in Restricted Plan Shares will reduce the amount of the remaining semi-annual installment payments on an equal pro rata basis. The number of whole Restricted Plan Shares issuable (and the amount of cash payable in lieu of any fractional shares) will be determined on the basis of the Fair Market Value of a share of the applicable series of Common Stock on the date of the Committee’s determination to grant Restricted Plan Shares in payment of all or a specified portion of such Participant’s Earned Award, or on such other basis as the Committee may determine. Restricted Plan Shares so granted will vest in equal semi-annual installments on each Payment Date during the remainder of the Service Period, commencing with the first such date following the grant of Restricted Plan Shares.
Section 3.3 Reduction of Earned Award during Service Period.
     Notwithstanding any other provision of this Plan to the contrary, if a Participant receives less than a 3.0 Annual Performance Rating for any year in the Service Period, then the Committee may in its discretion reduce the amount of such Participant’s Earned Award that remains unpaid or unvested at the date the Committee exercises such discretion (the “Unpaid Balance”) by such amount (the “Forfeited Amount”), not in excess of fifty percent (50%) of the Unpaid Balance, as the Committee shall determine; provided that the Committee may only exercise such discretion prior to the occurrence of an Approved Transaction, Board Change or Control Purchase. If the Committee exercises its discretion to reduce the Unpaid Balance of a Participant’s Earned Award, then, unless the Committee otherwise determines, the Forfeited Amount shall be allocated to the forfeiture of unvested Restricted Plan Shares and unpaid installments of such Participant’s Earned Award as follows: (a) the Forfeited Amount will be apportioned between such Participant’s unvested Restricted Plan Shares, on the one hand, and the aggregate amount of unpaid installments, on the other hand, in the same proportion as each represents of the Unpaid Balance; (b) that number of unvested Restricted Plan Shares the aggregate value of which equals the portion of the Forfeited Amount allocated to such Participant’s unvested Restricted Plan Shares, will be forfeited immediately, with such forfeiture applied to the pro rata reduction of the number of unvested Restricted Plan Shares eligible for vesting on each Vesting Date thereafter; and (c) the portion of the Forfeited Amount allocated to the unpaid installments of such

Participant’s Earned Award will be applied to reduce the amount of each such unpaid installment pro rata. For purposes of the foregoing, the unvested Restricted Plan Shares shall be valued using the same price per share as was used to value such shares when originally issued.
ARTICLE IV
FORFEITURE; ACCELERATION
Section 4.1 Termination, Death or Disability during Performance Period.
     Subject to the remaining provisions of this Article IV and to Article V, in the event of Termination of Employment at any time during the Performance Period, the applicable Participant shall thereupon cease to be a Participant in this Plan and forfeit any rights hereunder, except as indicated below:
     (a) If the Termination of Employment occurs after June 30, 2007 and is due to death, then provided that the Participant’s Annual Performance Rating for any full year, if any, of the Performance Period prior to Termination of Employment was not less than 3.0, the Participant or his or her estate will be entitled to an amount equal to a pro rata portion of his or her Maximum Award based on the number of full days the Participant was an employee during the Performance Period, discounted to the present value thereof on the date payment is made. In calculating the discounted payment, the prorated portion of the Maximum Award will be deemed to have been payable in equal installments on each Payment Date during the Service Period and each such installment shall be discounted to the actual date of payment at the applicable Discount Rate. Such discounted prorated amount will be paid in a lump sum no later than March 15 of the calendar year following the date of death, in cash, Unrestricted Plan Shares (valued at the Fair Market Value of a share of the applicable series of Common Stock on the date of payment) or a combination thereof as the Committee may determine.
     (b) If the Termination of Employment occurs after June 30, 2007 and is due to Disability, then provided that the Participant’s Annual Performance Rating for any full year, if any, of the Performance Period prior to termination of employment was not less than 3.0, the Participant will retain the right to earn a pro rata portion of his or her Maximum Award. The amount of such Participant’s Earned Award will be calculated in accordance with Section 2.2 on the same basis as for the other Participants generally and will be prorated based on the number of full days the Participant was an employee during the Performance Period. The prorated portion of the Earned Award, discounted to the present value thereof on the date payment is made, will be paid in a lump sum on the first Payment Date, in cash, Unrestricted Plan Shares (valued at the Fair Market Value of a share of the applicable series of Common Stock on the date of payment) or a combination thereof as the Committee may determine. In calculating the discounted payment, the prorated portion of the Earned Award will be deemed to have been payable in equal installments on each Payment Date during the Service Period and each such installment shall be discounted to the actual date of payment at the applicable Discount Rate.
     (c) If the Termination of Employment occurs after June 30, 2007 and is due to termination of the Participant by the Company or any of its Subsidiaries without Cause or resignation by the Participant for Good Reason, then if the Committee so determines in its sole discretion, the Participant may receive a payment hereunder at such time, in such amount and payable in such manner as the Committee may determine, provided that in no event shall the amount or terms of such payment be more favorable to such Participant than if his or her employment had terminated due to Disability.
Section 4.2 Termination, Death or Disability During Service Period.
     Subject to the remaining provisions of this Article IV and to Article V, in the event of Termination of Employment at any time during the Service Period, the applicable Participant shall, effective upon such Termination of Employment, forfeit any Restricted Plan Shares the Vesting Date for which has not yet occurred and all rights with respect to any remaining installments of the balance of his or her Earned Award the Payment Date for which has not yet occurred (the “Remaining Installments”), except as indicated below:
     (a) If the Termination of Employment is due to death or Disability, a portion of such Participant’s unvested Restricted Plan Shares, determined as provided in Section 4.2(c) below, will vest in full on the date of Termination of Employment and the balance thereof will be forfeited. The portion of the Remaining Installments otherwise payable on any remaining Payment Dates in the calendar year in which such Participant’s employment terminated will be paid on such Payment Dates, and the balance of the Remaining Installments, discounted to the present value thereof on the date of payment at the applicable Discount Rates, will be paid in a lump sum no later than March 15 of the following calendar year, in cash, Unrestricted Plan Shares (valued at the Fair Market Value of a share of the applicable series of Common Stock on the date of payment) or a combination thereof as the Committee may determine.
     (b) If the Termination of Employment is due to termination of the Participant by the Company or any of its Subsidiaries without Cause or resignation by the Participant for Good Reason, then if the Committee so determines in its sole discretion, the Participant may vest in a portion of his or her Restricted Plan Shares and/or may receive a payment with respect to a portion of his or her Remaining Installments at such time, in such amount and payable in such manner as the Committee may determine, provided that in no event shall the amount or terms of such vesting or payment be more favorable to such Participant than if his or her employment had terminated due to death or Disability.
     (c) For purposes of Section 4.2(a), the portion of a Participant’s Restricted Plan Shares that will vest on Termination of Employment due to death or Disability will be the number of Restricted Plan Shares of each series determined by discounting the value of the Restricted Plan Shares of such series that would otherwise have vested on each Vesting Date thereafter to the date of Termination of Employment at the applicable Discount Rate. The Restricted Plan Shares of each applicable series will be valued for this purpose using the same price per share as was used to value such shares when originally issued.
Section 4.3 Change in Control.
     (a) Plan Not Continued or Assumed. If an Approved Transaction, Board Change or Control Purchase occurs, then the provisions of this Section 4.3(a) will apply, subject to Article V, unless (x) this Plan and the Awards hereunder are continued on the same terms and conditions or (y) in the case of an Approved Transaction only, the Committee as constituted prior to such Approved Transaction determines, in its discretion, that effective provision has been made for the assumption or continuation of this Plan and the Awards hereunder on terms and conditions that in the opinion of the Committee are as nearly as practicable equivalent for the Participants to the terms and conditions of this Plan, taking into account, to the extent applicable, the kind and amount of securities, cash or other assets into or for which the Common Stock may be changed, converted or exchanged in connection with the Approved Transaction:
          (i) If the Approved Transaction, Board Change or Control Purchase occurs during the Performance Period, then provided that such Participant’s Annual Performance Rating for any full year, if any, of the Performance Period prior to such event was not less than 3.0, each Participant will be entitled to a payment equal to his or her Maximum Award, discounted to the present value thereof on the date payment is made, in full satisfaction of his or her rights hereunder. In calculating the discounted payment, the Maximum Award will be deemed to have been payable in equal installments on each Payment Date during the Service Period and each such installment shall be discounted to the actual date of payment at the applicable Discount Rate. Such discounted amount will be paid in a lump sum in cash promptly following the occurrence of the Board Change or Control Purchase or immediately prior to consummation of the Approved Transaction.
          (ii) If the Approved Transaction, Board Change or Control Purchase occurs during the Service Period, a portion of each Participant’s unvested Restricted Plan Shares determined as provided below will vest upon the occurrence of the Board Change or Control Purchase or immediately prior to consummation of the Approved Transaction, and the balance thereof will be forfeited. Each Participant’s Remaining Installments, discounted to the present value thereof on the date of payment at the applicable Discount Rates, will be paid in a lump sum in cash promptly following the occurrence of the Board Change or Control Purchase or immediately prior to consummation of the Approved Transaction. The accelerated vesting and payments contemplated by the two immediately preceding sentences will be in full satisfaction of such Participant’s rights hereunder. The portion of a Participant’s Restricted Plan Shares of each series of Common Stock that will vest on an accelerated basis in connection with an Approved Transaction, Board Change or Control Purchase will be determined by discounting the value of the Restricted Plan Shares of such series that would otherwise have vested on each Vesting Date thereafter to the date of such accelerated vesting at the applicable Discount Rate, with the Restricted Plan Shares of each series valued for this purpose using the same price per share as was used to value such shares when originally issued.
     (b) Plan Continued or Assumed; Double Trigger. If an Approved Transaction, Board Change or Control Purchase occurs and the provisions of Section 4.3(a) do not apply because of the assumption or continuation of this Plan and the Awards hereunder as provided therein, then in the event of Termination of Employment at any time thereafter and prior to the expiration of the Service Period, the following will apply, subject to Article V:
          (i) If the Termination of Employment is due to termination of the Participant by the Company or any of its Subsidiaries for Cause or resignation by the Participant, but excluding resignation as a result of Disability or for Good Reason, the applicable Participant shall cease to be a Participant in this Plan and forfeit all rights hereunder, including the right to earn any portion of his or her Maximum Award and the right to payment of any Remaining Installments of his or her Earned Award and to vesting of any then unvested Restricted Plan Shares.
          (ii) If the Termination of Employment is due to death or Disability, resignation by the Participant for Good Reason or termination by the Company or any of its Subsidiaries without Cause, then (x) if the Termination of Employment occurs during the Performance Period, the applicable Participant will be entitled to an amount equal to his or her Maximum Award, discounted to the present value thereof on the date payment is made calculated as provided in Section 4.3(a)(i), and (y) if the Termination of Employment occurs during the Service Period, the applicable Participant will vest on the date of Termination of Employment in a portion of his or her then unvested Restricted Plan Shares determined as provided in Section 4.3(a)(ii), and will be entitled to payment of his or her Remaining Installments, discounted to the present value thereof on the date payment is made calculated as provided in Section 4.2(a). Payments under clause (x) of this Section 4.3(b)(ii) will be made in a lump sum in cash on March 31 of the calendar year following Termination of Employment. Payments under clause (y) of this Section 4.3(b)(ii) will be made at the times contemplated by Section 4.2(a) as if such Termination of Employment was due to death or Disability, except that any such payments will be made solely in cash.
Section 4.4 Conditions to Accelerated Payment and Vesting.
     Except where a Participant’s Termination of Employment is due to death or Disability, the accelerated payment of any portion of a Participant’s Maximum Award or Earned Award and the accelerated vesting of Restricted Plan Shares contemplated or permitted by Sections 4.1 and 4.2 shall be contingent upon execution by the applicable Participant of a general release, non-solicitation agreement and confidentiality agreement and, if the Committee in its discretion so requires, a noncompetition agreement, in each case in favor of the Company and its Subsidiaries and in substance and form approved by the Committee.

ARTICLE V
TAXES; RECOUPMENT POLICY
Section 5.1 Taxes.
     (a) The obligations of the Company to deliver shares of Common Stock or pay cash in respect of any Award under this Plan shall be subject to applicable national, federal, state and local tax withholding requirements, which may be satisfied through withholding of shares otherwise issuable or then vesting, or deduction from any payment of any kind otherwise due, to the applicable Participant hereunder.
     (b) Notwithstanding the foregoing provisions of this Plan, any amounts that would otherwise be payable hereunder, including through vesting of Restricted Plan Shares, to a Participant who is a “specified employee” as such term is defined in Section 409A of the Code (“Section 409A”), and determined as described below, following Termination of Employment of such Participant (other than by reason of death or Disability) shall not be payable before the earlier of (i) the date that is six months after the date of such Participant’s Termination of Employment, (ii) the date of such Participant’s death or (iii) the date that otherwise complies with the requirements of Section 409A. A Participant shall be deemed a “specified employee” for the twelve-month period beginning on April 1 of a year if such Participant is “key employee” as defined in Section 416(i) of the Code (without regard to Section 416(i)(5)) as of December 31 of the preceding year.
     (c) If any provision of this Plan would result in the imposition of an applicable tax under Section 409A, such provision will be reformed to avoid imposition of the applicable tax and no action taken to comply with Section 409A shall be deemed to adversely affect the rights or benefits of any Participant hereunder.
     (d) Notwithstanding anything in this Plan to the contrary, in the event it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant pursuant to this Plan (“Payment”), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall pay to the Executive an additional payment (a “Gross-up Payment”) in an amount such that after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, the Participant retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payment. For purposes of determining the Excise Tax attributable to the Payment, no portion of the “base amount” (within the meaning of Section 280G(b)(3) of the Code) shall be deemed to be allocable to the Payment so as to reduce the amount of the Gross-Up Payment. All determinations required to be made under this Section 5.1(d) shall be made by the Company’s accounting firm (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Participant. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Absent manifest error, any determination by the Accounting Firm shall be binding upon the Company and the Participant.
Section 5.2 Recoupment Policy.
     If the Company’s consolidated financial statements for any of the years ended December 31, 2006, 2007 or 2008 are required to be restated at any time as a result of an error (whether or not involving fraud or misconduct) and the Committee determines that if the financial results had been properly reported the portion of the Maximum Awards earned by Participants would have been lower than the Earned Awards, then each Participant shall be required to refund and/or forfeit the excess amount of his or her Earned Award. Each Participant’s excess amount will be allocated ratably across the portions of his or her Earned Award previously paid or vested and the portions remaining to be paid or to vest, unless otherwise determined by the Committee. The amount allocated to portions of a Participant’s Earned Award that have previously been paid or vested shall be promptly refunded to the Company in cash by such Participant.
ARTICLE VI
MISCELLANEOUS
Section 6.1 Employment.
     (a) Nothing contained herein shall confer upon any Participant any right to continued employment by the Company or any of its Subsidiaries, or interfere in any way with the right of the Company or any of its Subsidiaries, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment, with or without cause, or to increase or decrease such Participant’s compensation from the rate in effect at the date hereof.
     (b) Any Award hereunder is special incentive compensation that will not be taken into account, in any manner, as salary, earnings, compensation, bonus or benefits, in determining the amount of any payment under any pension, retirement, profit sharing, 401(k), life insurance, salary continuation, severance or other employee benefit plan, program or policy of the Company or any of its Subsidiaries or any employment agreement or arrangement with a Participant.
     (c) It is a condition of participation in the Plan that, in the event of Termination of Employment for whatever reason, whether lawful or not, including in circumstances which could give rise to a claim for wrongful and/or unfair dismissal (whether or not it is known at the time of Termination of Employment that such a claim may ensue), the Participant will not by virtue of such Termination of Employment, subject to Article IV above, become entitled to any damages or severance or any additional amount of damages or severance in respect of any rights or expectations of whatsoever nature the Participant may have under this Plan. Notwithstanding any other provision of this Plan, any Award hereunder will not form part of a Participant’s entitlement to remuneration or benefits pursuant to such Participant’s employment agreement or arrangement nor does the existence of an employment agreement between any person and the Company or any of its Subsidiaries give such person any right or entitlement to an Award hereunder. The rights and obligations of a Participant under the terms of his or her employment agreement, if any, will not be affected by the grant to such Participant of an Award hereunder.
     (d) In the event of any inconsistency between the terms of this Plan and any employment, severance or other agreement with a Participant, the terms of this Plan shall control.
Section 6.2 LGI Incentive Plan.
      This Plan has been adopted pursuant to the LGI Incentive Plan and will be governed by and construed in accordance with the LGI Incentive Plan, including, without limitation, Sections 11.4 (Nonalienation of Benefits), 11.12 (Unfunded Plan), 11.14 (Accounts) and 11.16 (Company’s Rights) of the LGI Incentive Plan, and administrative interpretations of the Committee under the LGI Incentive Plan. Notwithstanding the foregoing, in the event of any conflict between the express terms of this Plan and the LGI Incentive Plan, the terms of this Plan will control.
Section 6.3 Governing Law.
     The Plan and all Awards hereunder shall be governed by and interpreted and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.
Section 6.4 Jurisdiction; Waiver of Jury Trial.
     Any Participant accepting an Award hereunder shall by such acceptance be deemed to have consented to the exclusive jurisdiction and venue of the U.S. federal court or Colorado state courts located in Denver, Colorado in any action to construe or enforce this Plan or any Award hereunder, to have consented to the in personam jurisdiction of any such court, to have waived any defense of inconvenient forum or similar defenses and to have waived any right to a trial by jury in any such action.
Section 6.5 Amendment and Termination.
     The Committee may at any time and from time to time alter, amend, suspend or terminate this Plan in whole or in part. No such alteration, amendment, suspension or termination of this Plan may, without the consent of the Participant to whom an Award has been made, adversely affect the rights of such Participant in such Award; provided, however, that no such consent shall be required if the Committee determines in its sole discretion that any such alteration, amendment, suspension or termination is necessary or prudent pursuant to any change in applicable law.
Section 6.6 Effective Date.
     This Plan is effective as of February 26, 2007.